EXHIBIT 23.2

Deloitte & Touche LLP
800 – 100, Queen Street
Ottawa ON K1P 5T8
Canada

Tel: 613-236-2442
Fax.: 613-236-2195
www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.1 to Registration Statement No. 333-170570 on Form S-1 of our report dated March 30, 2010 relating to the consolidated financial statements of Adherex Technologies Inc. (a development stage company) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
Ottawa, Canada
February 9, 2011